Exhibit 99.T3A-2

Certificate of Conversion

Converting

UPC Polska, Inc. into

UPC Polska, LLC

(pursuant to Section 266 (b) of the Delaware General Corporation Law and
Section 18-214(c) of the Delaware Limited Company Act (the “Act”))

UPC Polska, Inc, a Delaware corporation, does hereby certify:

FIRST:                                   The name of the Corporation immediately prior to filing this Certificate of Conversion is UPC Polska, Inc. The name of the Corporation under which it was originally incorporated was Polstar Holdings, Inc.

SECOND:                    The date of filing of the Corporation’s original Certificate of Incorporation in the State of Delaware with the Delaware Secretary of State was May 27, 1997.

THIRD:                               The name of the Delaware limited liability company into which the Corporation shall be converted and as set forth in a certificate of formation filed in accordance with Section 18-214(b) of the Act is UPC Polska, LLC.

FOURTH:                   The conversion of UPC Polska, Inc into UPC Polska, LLC has been approved in accordance with the provisions of Section 266 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, UPC Polska, Inc. has caused this certificate to be signed by its authorized officer this 16 day of December 2003.

UPC POLSKA, INC.
a Delaware corporation

/s/ Simon Boyd
By:	SIMON BOYD
Its:	CEO